Exhibit 10.3

February 18, 2024

Dear Adrianne,

We are pleased to offer you the position of Chief Financial & Administrative Officer with Beyond, Inc. (“Beyond” or the “Company”) on the terms described in this letter agreement (this “Agreement”).

The following is a summary of your compensation, benefits, and the terms and conditions of our employment offer:

Start date: On or about February 19, 2024.

Employment status: Full-time, Exempt.

Compensation: $23,076.92 per pay period ($600,000 annually), to be paid in accordance with the Company’s regular payroll practices.

To receive the full annual amount of $600,000 you must be employed for all 26 pay periods.

Report to: Marcus Lemonis, or if Marcus Lemonis no longer serves on the Board of Directors of the Company (the “Board”), the Board.

Work location: Midvale, UT, subject to such travel as reasonably required in connection with your duties.

Paid Time Off: You will participate in the Company’s flexible time away policy, which provides for unaccrued, paid time off to be used (without set limits) for purposes such as vacation, relaxation, personal or family needs, and for absences governed by Company leave policies (subject to the limits specified in those policies).

Performance Stock Units: Within thirty days (30) days following the start date, you will be granted an initial equity award of 120,000 performance stock units (“PSUs”) under the terms of the Company’s 2005 Equity Incentive Plan (“EIP”) and the forms of award agreements, which PSUs will be subject to and conditional on all necessary corporate approvals. The Company shall allow you a reasonable amount of time to review and comment on the form of award agreement prior to grant. The PSUs will be considered “Performance Shares” for purposes of the EIP and therefore granted under Sections 7(b) and 12 of the EIP.

Seventy five percent of these PSUs will vest based on the Company’s absolute stock price performance over 3 years following the grant date, as follows:

–$40 price hurdle (average per-share closing price of Company common stock over any 20 consecutive trading day period) = 33% of PSUs become earned (and will vest one year after the grant date if the price hurdle is achieved during first year after the grant date; if not achieved during the first year, can be achieved and immediately vest at any point during the second or third year after grant, in each case subject to continued service through the vesting date).

–$50 price hurdle (average per-share closing price of Company common stock over any 20 consecutive trading day period) = 33% of PSUs become earned (and will vest two years after the grant date if the price hurdle is achieved during the first two years after grant; if not achieved during first two years, can be achieved and immediately vest at any point during the third year after grant, in each case subject to continued service through the vesting date).

–$60 price hurdle (average per-share closing price of Company common stock over any 20 consecutive trading day period) = 34% of PSUs become earned (and will vest three years after grant if the price hurdle is achieved during first three years after grant, in each case subject to continued service through the vesting date).

–The award agreement shall provide that (1) once the applicable price hurdle has been achieved, the corresponding portion of PSUs shall be deemed subject to service-based vesting and eligible for equity award acceleration as set forth in the Severance Plan (as defined in Agreement); and (2) in the event of your Qualifying Termination (as defined in the Severance Plan) that does not constitute a Change in Control Termination (as defined in the Severance Plan), to the extent a price hurdle that has not previously been achieved is first achieved during the 20 consecutive trading day period immediately following such Qualifying Termination, you shall vest in such portion of the PSUs eligible to vest based on achievement of such price hurdle, subject to your eligibility for severance benefits under and compliance with the terms of the Severance Plan (including the requirement to execute and not revoke a general release of claims in favor of the Company as provided in Section 5(a) thereof).

The remaining twenty five percent of PSU awards will vest based on Company GAAP net revenue over 3 years, with 1/3 of the PSUs eligible to vest on each of the first, second, and third anniversaries of the grant date, subject to continued service through the vesting date. To be eligible to vest in any tranche of these PSU awards, the Company must meet the GAAP net revenue goal established by the Board for the applicable year. For example, if the 2024 GAAP net revenue exceeds the targeted level, you will be eligible to vest in 1/3 of the PSUs on the first anniversary of the grant date. The GAAP net revenue targets for each tranche will be set by the Board prior to the grant date. The award agreement shall provide that in the event of your Qualifying Termination that does not constitute a Change in Control Termination that occurs in the latter half of a fiscal year, you shall remain eligible to vest in a prorated portion of the PSUs eligible to vest based on the Company’s GAAP net revenue for such fiscal year in the event such Company GAAP net revenue target is achieved based on the portion of the fiscal year that has elapsed prior to your termination, which vesting shall occur upon the Compensation Committee’s certification of such achievement (but in no event later than March 15 of the calendar year following the year of your termination), subject to your eligibility for severance benefits under and your compliance with the terms of the Severance Plan (including the requirement to execute and not revoke a general release of claims in favor of the Company as provided in Section 5(a) thereof).

For illustrative purposes only, if all the performance requirements of your PSUs were met together with the vesting requirements and the stock was trading at $60, your PSU award would be worth $7,200,000. Consistent with the EIP you may be eligible for refresh awards to be approved by the Compensation Committee at its discretion. 20,000 of the PSUs will be subject to shareholder approval of an amendment to Section 7(b) of the EIP at the Company’s 2024 annual meeting of stockholders to increase the individual award limit on the issuance of “Performance Shares” under the EIP applicable to your award from 100,000 to 250,000; for the avoidance of doubt, it is intended that 20,000 of the PSUs tied to GAAP net revenue (consisting of the portions of the award tied to 2025 and 2026 GAAP net revenue) will be the portion of the PSUs subject to stockholder approval. In the event such stockholder approval is not obtained, such portion of the PSUs will be forfeited.

Bonus Plan: In addition to your base salary, you may be eligible to earn, for each fiscal year of the Company ending during the term of your employment with the Company, an annual cash bonus, as approved from time to time by the Company’s Board of Directors or Compensation Committee. Your “target” annual bonus for 2024 will be $300,000. Your actual annual bonus will be determined on the basis of such company and individual performance criteria established by the Board of Directors or Compensation Committee in accordance with the terms and conditions of any bonus plan adopted from time to time. Your annual bonus will be paid between January 1 and April 1 of the calendar year following the year to which it relates. Except as otherwise provided in the Severance Plan (as defined below), or as specified below you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. For 2024, will waive any proration that may have otherwise occurred. Notwithstanding the foregoing or anything to the contrary in the Severance Plan, in the event of your Qualifying Termination following the end of a fiscal year but prior to the payment of your annual bonus for such fiscal year, you will be entitled to receive a payment equal to the amount of your earned annual bonus based on performance for such completed fiscal year, as determined by the Compensation Committee, which amount shall be payable when annual bonuses are paid to the Company’s employees generally, subject to your eligibility for severance benefits under and your compliance with the terms of the Severance Plan (including the requirement to execute and not revoke a general release of claims in favor of the Company as provided in Section 5(a) thereof).

Benefits: You continue to be eligible to participate in the following benefits.

•Medical
•Dental
•Vision
•Supplemental Life and AD&D
•Voluntary Accident, Critical illness, Hospital Indemnity
•Flexible Spending Accounts (FSA)
•Health Savings Account (HSA)
•Prepaid Legal Services
•Basic Life and AD&D- Company Paid
•Short/Long Term Disability- Company Paid
•Employee Assistance Program (EAP)- Company Paid
•Employee Wellness
•Welcome Rewards

You will be eligible to participate in the Beyond, Inc. 401(k) Plan pursuant to the terms and conditions of such plan.

At-Will Employment; Severance Plan: Beyond, Inc. is an at-will employer. Nothing in this offer shall limit the right of Beyond, Inc. or yourself to terminate the employment relationship. Notwithstanding the foregoing, you may be entitled to severance upon certain qualifying terminations of employment, as outlined in the Company’s Key Employee Severance Plan (the “Severance Plan”). You have been previously designated as a Tier 2 Participant (as defined in the Severance Plan) in the Severance Plan and you and the Company have previously signed a Participation Notice regarding your participation in the Severance Plan. Notwithstanding the foregoing or anything to the contrary in the Severance Plan, in the event of your Qualifying Termination that is not a Change in Control Termination, in addition to the Cash Severance payable to you under the Severance Plan (as defined therein), you will be entitled to receive a payment equal to your target annual bonus for the fiscal year in which your Qualifying Termination occurs, prorated for the portion of such year that has elapsed prior to the date of termination, which amount shall be payable in a lump sum on the 60th day after the date of your Separation from Service (as defined in the Severance Plan), subject to your eligibility for severance benefits under and your compliance with the terms of the Severance Plan (including the requirement to execute and not revoke a general release of claims in favor of the Company as provided in Section 5(a) thereof).

The Company will undertake a market review of the terms of the Severance Plan as soon as reasonably practicable and will submit any changes recommended by the Company’s independent compensation consultant to the Compensation Committee for consideration, but any such amendments will be subject to Compensation Committee approval; provided that in no event will the severance benefits to be provided to you under any amended Severance Plan be less than those provided for a Tier 2 Participant as of the date of this Agreement.

Compliance with Confidentiality Information Agreement and Company Policies: In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, as a condition to your commencement of employment with the Company, you affirm that you have previously executed an Employee Confidentiality, Non-Competition and Non-Solicitation and Employment, Confidential Information and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreements”). In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time). The Company may modify, revoke, suspend or terminate any of the policies and/or procedures at any time, with or without notice.

Nothing in this Agreement or the Confidentiality Agreements shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful. In addition, you acknowledge receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

Protection of Third-Party Information: By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.

Indemnification: During your employment you shall be subject to and covered by a written indemnification agreement between you and the Company in the form applicable to the Company’s executive officers, which form will be provided to you prior to your start date (the “Indemnification Agreement”).

Tax Matters; Withholding: All amounts payable to you by the Company will be subject to applicable tax withholding. Section 6(a) of the Severance Plan (“Application of Section 409A”) is hereby incorporated herein by reference (as are any defined terms from the Severance Plan used in such section) (with references to the “Plan” in such section amended to refer to this “Agreement” and references to “Participant” amended to refer to you).

Governing Law: The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of Utah, without giving effect to principles of conflicts of law.

Entire Agreement: You acknowledge and agree that as of your execution of this Agreement, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This Agreement, together with the Confidentiality Agreements, the Indemnification Agreement and the documents governing any equity awards granted to you, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by an authorized officer of the Company and by you.

Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

Please sign below and return this Agreement via Adobe Sign. If you have any questions, please contact me. We look forward to working with you.

Sincerely,

/s/ ROB CARPENTER	/s/ ADRIANNE LEE	2/20/2024
Rob Carpenter	Adrianne Lee	Date
Chief People Officer

CONFIDENTIAL – PROPERTY OF BEYOND, INC. the existence and terms of this Agreement and all related communications are confidential and intended only for your personal and family consideration.